EXHIBIT 5

OPINION AND CONSENT OF W. TIMOTHY HEAVISIDE, ESQ.

[PepsiCo, Inc. Letterhead]

October 15, 2001

PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577

Dear Sir or Madam:

        I am Vice President and Assistant General Counsel of PepsiCo, Inc. (“PepsiCo”), and, as such, I have acted as counsel to PepsiCo in connection with Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement No. 333-66632 on Form S-8 (the “Registration Statement”), which Post-Effective Amendment is being filed today with the Securities and Exchange Commission in connection with a resale prospectus for the resale of shares of PepsiCo Common Stock, par value 1-2/3 cents per share (the “Shares”) granted or to be granted under, or issued upon the exercise of stock options granted under, The Quaker Long Term Incentive Plan of 1990, The Quaker Long Term Incentive Plan of 1999 and The Quaker Oats Company Stock Option Plan for Outside Directors, (collectively, the “Plans”).

        In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

        Based upon the foregoing, it is my opinion that the Shares registered pursuant to the Registration Statement, when sold in accordance with the terms of the Plans, will be duly and validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the use of my name in the Post-Effective Amendment under the caption “Legal Opinion”. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ W. Timothy Heaviside
W. Timothy Heaviside
Vice President and Assistant
General Counsel